Strategic Partners Style Specific Funds
For the period ended 01/31/06
File number 811-09439

SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS STYLE SPECIFIC FUNDS


Jennison Conservative Growth Fund

Supplement dated October 21, 2005
to
Prospectus and Statement of Additional Information dated
September 29, 2005

The discussion in the Prospectus under "How the Fund is Managed" entitled "Subadviser and Portfolio Managers" is hereby revised by deleting Spiros Segalas as a Portfolio
Manager.

Michael A. Del Balso is hereby added as a portfolio manager for the Fund. Accordingly, the discussion in the Prospectus under "How the Fund is Managed" entitled "Subadviser and Portfolio Managers" is revised by replacing the existing information, and substituting the following:

Jennison Associates LLC is the subadviser for the Fund. Its address is 466 Lexington Avenue, New York, NY 10017. As of
August 31, 2005, Jennison had approximately $69 billion in assets under management. Jennison has served as an investment advisor since 1969, and has advised investment companies since 1990.

Jennison typically follows a team approach in the management of its portfolios, while seeking to preserve individual accountability with respect to a particular portfolio. The teams are generally organized along product strategies (e.g., large cap growth, large cap value) and meet regularly to review the portfolio holdings and discuss purchase and sales activity of all accounts in the particular product strategy. Blair A. Boyer, Kathleen A.
McCarragher and Michael A. Del Balso are the portfolio managers of the Fund. Mr. Boyer generally has final authority over all aspects of the Fund's investment portfolio, including but not limited to, purchases and sales of individual securities, portfolio construction, risk assessment, and management of cash flows.

The portfolio managers for the Fund are supported by members of Jennison's Large Cap Growth Equity Team and
Large Cap Value Teams, which are comprised of other portfolio managers, research analysts and other investment professionals of Jennison. Team members provide research support and make securities recommendations and support the portfolio managers in all activities. Members of the team may change from time to time.

Mr. Boyer is an Executive Vice President of Jennison, which he joined in 1993. In January 2003, Mr. Boyer joined the growth equity team, after co-managing international equity portfolios since joining Jennison. During his tenure as an international equity portfolio manager, he managed the Jennison International Growth Fund from its inception in March 2000. Mr. Boyer managed international equity portfolios at Bleichroeder from 1989 to 1993. Prior to that, he was a research analyst and then a senior portfolio manager in the Verus Capital division at Bleichroeder. Mr.
Boyer graduated from Bucknell University in 1983 with a B.A. in Economics. He received an M.B.A. in Finance from New York University in 1989.

Kathleen A. McCarragher joined Jennison in 1998 and is an Executive Vice President at Jennison. She is also
Jennison's Head of Growth Equity. Prior to joining
Jennison, she was employed at Weiss, Peck & Greer L.L.C. as a managing director and director of large cap growth equities for six years. Ms. McCarragher received her B.B.A.
degree from the University of Wisconsin and her M.B.A. from Harvard University.

Michael A. Del Balso joined Jennison in 1972 and is currently an Executive Vice President at Jennison. He is also Jennison's Director of Research for Growth Equity. Mr.
Del Balso is a graduate of Yale University and received his M.B.A. from Columbia University. He is a member of The New
York Society of Security Analysts, Inc.

The discussion in the Statement of Additional Information under "Investment Advisory and Other Services" entitled
"Portfolio Managers" is hereby revised by deleting all references and information pertaining to Spiros Segalas.

The discussion under "Investment Advisory & Other"Services" in the Statement of Additional Information entitled
"Portfolio Managers" is hereby amended by adding information pertaining to Michael A. Del Balso, as set forth below:

Conservative Growth Fund


A.      Other Accounts Managed by Portfolio Managers

Portfolio       Registered      Other Pooled       Other Accounts
Manager(s)      Investment      Investment
                Companies       Vehicles

Michael A.      15 registered   5 Other Pooled     17 Other
Del Balso       mutual funds    Investment         Accounts with
                with $10,414,   Vehicles with      $1,365,797,000
                309,000 in      $1,426,826,000     in total
                total assets    in total assets    assets under
                under           under management   management*
                management




*Other Accounts excludes the assets and number of accounts in wrap fee programs that are managed using three model portfolios.


B.      Portfolio Manager Securities Ownership

Portfolio       Portfolio Manager       Securities
Ownership

Conservative    Michael A. Del Balso    None
Growth Fund